Exhibit 99.1

AGS TO ACQUIRE INTEGRITY GAMING CORP.

Strategic Move Grows AGS's Recurring Footprint and Presents Opportunity for Yield Optimization
LAS VEGAS - December 17, 2018 - PlayAGS, Inc. (NYSE: AGS) (“AGS”, “us”, “we”, or the “Company”), a leading designer and supplier of electronic gaming machines, table products, and interactive solutions for the gaming industry, today announced it has entered into a definitive agreement (the “Agreement”) to acquire all issued and outstanding common shares of Integrity Gaming Corp. (TSX-V: IGAM) (OTCQX: IGAMF) (“Integrity”) for a cash payment of CAD$0.46 per share or a total transaction value of USD$49 million, which includes repaying USD$36 million of Integrity’s outstanding debt.
The transaction is expected to be funded with cash on the balance sheet and to close in the first half of 2019, subject to approval by Integrity’s shareholders, receipt of applicable regulatory, court, and third-party approvals, and other customary closing conditions.  In fiscal 2017, Integrity generated revenue of approximately USD$16 million and pre-synergy EBITDA of approximately USD$9 million. As a result of revenue optimization and other efficiencies, the Company expects that adjusted EBITDA will grow at approximately 15 percent on an annualized and non-GAAP basis, beginning in fiscal 2019.
AGS Senior Vice President of Slot Products Andrew Burke said, “The Integrity team has built a strong business, with an installed base of more than 2,700 Class III and Class II games in Oklahoma and Texas, partnering with some of the largest tribal gaming operators in the United States. AGS’ roots are in Oklahoma, and we are excited to invest further in a market we are so passionate about and where we already have strong sales and customer support networks. We look forward to working in partnership with the Integrity team to provide Integrity’s customers with an exceptional service and support experience and a continued focus on driving optimal game performance.”
Integrity Interim Chief Executive Officer Robert Miodunski said, “We strongly believe this is a good transaction for our company and that our customers will benefit from AGS’ deep roots in Oklahoma and its proven ability to successfully manage a large footprint of leased games to drive strong performance for gaming operators. We look forward to working closely with the AGS team to ensure a smooth transition and continuity of service and support for our customers. I am proud of the Integrity team and the success we have achieved over our more than 20 years.”
Integrity owns slot machines manufactured by various slot suppliers, including AGS, in approximately 30 tribal casinos in Oklahoma and Texas and also offers direct sales of other gaming products and supplies.
Paul, Weiss, Rifkind, Wharton & Garrison LLP and Blake, Cassels & Graydon LLP served as legal advisors to AGS.
###
About AGS
AGS is a global company focused on creating a diverse mix of entertaining gaming experiences for every kind of player. Our roots are firmly planted in the Class II Native American gaming market, but our customer-centric culture and growth have helped us branch out to become a leading all-inclusive commercial gaming supplier. Powered by high-performing Class II and Class III slot products, an expansive table products portfolio, highly rated social casino solutions for players and operators, and best-in-class service, we offer an unmatched value proposition for our casino partners. Learn more at www.playags.com.

About Integrity Gaming Corp.

Integrity is a regional slot route operator with over 2,700 gaming machines in operation across over 33 casinos in Oklahoma and Texas. Integrity primarily derives its revenue from short-and-long-term revenue-share contracts with Native American casinos. It provides gaming equipment such as slot machines and electronic table games, and project financing to owners, operators, and managers of casinos and other regulated gaming venues. Integrity works with casinos, new casino developments, and gaming machine suppliers. Additional information about Integrity can be found on Integrity’s website at www.integritygaming.com and on the SEDAR website at www.sedar.com.

AGS Contacts:
Julia Boguslawski, Chief Marketing Officer and Executive Vice President of Investor Relations
jboguslawski@PlayAGS.com

Laura Olson-Reyes, Vice President of Marketing and Corporate Communications
Lolson-reyes@playags.com

Steven Kopjo, Director of Investor Relations
skopjo@playags.com

Integrity Gaming Contacts:
Adam Kniec, Chief Financial Officer & Corporate Secretary
ak@integritygaming.com

Forward-Looking Statements
This release contains, and oral statements made from time to time by our representatives may contain, forward-looking statements based on management’s current expectations and projections, which are intended to qualify for the safe harbor of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding the proposed public offering and other statements identified by words such as “believe,” “will,” “may,” “might,” “likely,” “expect,” “anticipates,” “intends,” “plans,” “seeks,” “estimates,” “believes,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of AGS, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in AGS’s performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, the ability of AGS to maintain strategic alliances, unit placements or installations, grow revenue, garner new market share, secure new licenses in new jurisdictions, successfully develop or place proprietary product, comply with regulations, have its games approved by relevant jurisdictions and other factors set forth under Item 1. “Business,” Item 1A. “Risk Factors” in AGS’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 30, 2018. All forward-looking statements made herein are expressly qualified in their entirety by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release. AGS expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

© 2018 AGS. All Rights Reserved. All ® notices signify marks registered in the United States. All ™ notices signify unregistered trademarks.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.